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                                                                    EXHIBIT 4.19

                               COMMERCIAL SUBLEASE

      THIS COMMERCIAL SUBLEASE (the "Sublease") is made this 6th day of April, 2005 (the "Commencement Date"), by and between Exergen Corporation, a Massachusetts corporation having an address at 400 Pleasant Street, Watertown, Massachusetts (the "Landlord"), and Control Delivery Systems, Inc., a Delaware corporation, having its principal place of business at 400 Pleasant Street, Watertown, Massachusetts (the "Subtenant").

                                   WITNESSETH:

      WHEREAS, by Commercial Building Lease dated as of the date hereof between FHP, LLC, a Massachusetts limited liability company, as lessor (the "Overlandlord"), and Landlord as lessee thereunder (the "Original Sublease"), Overlandlord leased to Landlord the premises, together with the right to use all sidewalks, parking areas, easements, rights of way and other means of access to and from public ways and adjoining properties, being the entire premises now known and numbered as 396-400 Pleasant Street, Watertown, Massachusetts (the "Property"); and

      WHEREAS, Subtenant desires to sublease from Landlord and Landlord desires to sublease to Subtenant, a portion of the Premises as shown on Exhibit A attached hereto and described below on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                     DEMISE

      Section 1. Landlord hereby leases the space shown on Exhibit A attached hereto consisting of 13,411 square feet exclusive use space (the "Subleased Premises"), together with the right to use in common with others entitled thereto the approximately 1,038 square feet of common area space shown on Exhibit A (the "Common Area") and other common walkways, hallways, driveways and similar areas necessary for access to the Subleased Premises, situated in or about the building (the "Building") located at the Property to Subtenant and Subtenant hereby leases and takes the Subleased Premises from Landlord upon the terms, provisions and conditions in this Sublease contained, and subject to any easements, restrictions and conditions of record and all laws and ordinances applicable to the Subleased Premises.

      Section 2. Subtenant acknowledges that Subtenant owned and occupied the Building prior to the sale of the Building to Landlord by Subtenant on the date hereof. As a result, Subtenant is thoroughly familiar with the condition of the Building and agrees that it is leasing the Subleased Premises "as is" with no representations or warranties by Landlord, including,

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without limitation, any representations or warranties as to habitability or fitness for a particular purpose.

                                   ARTICLE II

                                      TERM

      Section 1. The term of this Sublease shall commence on the Commencement Date and shall continue for a period of eighteen (18) months, unless sooner terminated or extended as herein provided (the "Term").

      Section 2. Landlord and Subtenant each shall have an option to extend the Term for eighteen (18) months (the "Extension Period"), provided that the party seeking to exercise such option shall not be in default under any of the material terms of this Sublease at the time of the exercise. If either Landlord or Subtenant elects to exercise this option, it shall do so by giving written notice of such election to the other no later than six (6) months prior to the end of the original Term. The Extension Period shall be upon the same terms and conditions of this Sublease, except that during the Extension Period, Subtenant shall pay Annual Base Rent equal to $23.00 per square foot for the Subleased Premises and for Subtenant's Proportionate Share (as defined in Article III,
Section 3 below) of the Common Area.

                                   ARTICLE III

                                      RENT

      Section 1. Subtenant shall pay without demand, setoff or deduction as rent at such place as Landlord from time to time may direct, annual base rent (the "Annual Base Rent") equal to $22.00 per square foot for the Subleased Premises and for Subtenant's Proportionate Share (as defined in Article III, Section 3 below) of the Common Area. As of the Commencement Date, the Subleased Premises constitute 13,411 square feet and Subtenant's Proportionate Share of the Common Area constitutes 386 square feet. Therefore, Subtenant shall pay as Annual Base Rent the amount of Three Hundred Three Thousand Five Hundred Thirty Four Dollars ($303,534) in equal monthly installments of Twenty Five Thousand Two Hundred Ninety Four Dollars ($25,294) on the first day of each calendar month; provided, however, that the first calendar month's rent shall be paid on the Commencement Date. If the Commencement Date falls on other than the first day of a calendar month or if the Term ends on other than the last day of a calendar month, the Annual Base Rent shall be prorated for the month in which the Term commences or ends, as the case may be.

      Section 2. During the Term, in addition to Annual Base Rent, Subtenant agrees to pay to Landlord, as additional rent (the "Additional Rent"), Subtenant's Proportionate Share (as defined in Article III, Section 3 below) of all Taxes (as defined in Article III, Section 4 below) and Operating Expenses (as defined in Article III, Section 5 below) that accrue during the Term and Subtenant's portion of Shared Utilities (as described in Article V, Sections 2 and 3 below) that accrue during the Term. On the Commencement Date and thirty
(30) days prior to the beginning


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of each calendar year during the Term (including, if applicable, the Extension
Period), Landlord shall submit an estimate of the Additional Rent for the ensuing calendar year and Subtenant shall pay Landlord such estimated amount of Additional Rent in monthly installments on the first day of each calendar month during the Term. At the end of each calendar year during the Term (including, if applicable, the Extension Period) and at the termination of the Sublease, as soon as Landlord can determine the actual amount of Additional Rent owed by Subtenant for the preceding year (or, if applicable, portion thereof), Landlord shall give Subtenant written notice of such amount (the "Additional Rent Statement"). The Additional Rent Statement shall include an itemized statement showing in reasonable detail the actual Taxes, Operating Expenses, and Shared Utilities for the relevant period broken down by component expenses. Upon request by Subtenant, Landlord also shall provide appropriate supporting documentation.

If the actual amount of Additional Rent owed by Subtenant exceeds the estimated amount paid by Subtenant, Subtenant shall pay such excess to Landlord within ten
(10) days of receipt by Subtenant of the Additional Rent Statement or the end of the Dispute Period (as defined below). If the estimated amount of Additional Rent paid by Subtenant exceeded the actual amount owed by Subtenant, Landlord shall pay such excess to Subtenant within ten (10) days of receipt by Subtenant of the Additional Rent Statement.

If Subtenant disputes the accuracy of the Additional Rent Statement, Subtenant shall have thirty (30) days after receiving the Additional Rent Statement, or such longer time as may be necessary, to audit Landlord's books and records concerning the Additional Rent Statement at a mutually convenient time at Landlord's offices. The books and records shall be kept in accord with generally accepted accounting principles consistently applied. If the parties cannot resolve the dispute within thirty (30) days after completion of the audit (the "Dispute Period"), Subtenant shall still pay the amount shown owing within ten
(10) days of the end of the Dispute Period and Subtenant, in its sole discretion, may commence alternative dispute resolution procedures or submit the matter to a court of competent jurisdiction. Any such audit shall be conducted at Subtenant's sole cost and expense. If a court, arbitrator or mediator determines that the Additional Rent Statement overstated the Additional Rent by three percent (3%) or more, Subtenant may recover the amount it spent on the audit, the amount it paid in excess of the correct Additional Rent, and its reasonable attorneys' fees and costs associated with the dispute. If a court, arbitrator or mediator determines that the Additional Rent Statement overstated the Additional Rent, but by an amount less than three percent (3%), then Subtenant may recover only the amount it paid in excess of the correct Additional Rent. If Subtenant does not commence alternative dispute resolution procedures or submit the matter to a court of competent jurisdiction within sixty (60) days after the end of the Dispute Period, then the Additional Rent Statement shall be conclusive and final.

The provisions of this Article III, Section 2 shall survive expiration or termination of the Sublease.


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      Section 3. For all purposes of this Sublease, "Subtenant's Proportionate
Share" of the Building on and as of the Commencement Date shall be 37.19%. Subtenant's Proportionate Share is calculated as follows:

                          sq. ft. of Subleased Premises

                           --------------------------

                 (sq. ft. of Building - sq. ft. of Common Area)

In the event that the square footage of any pertinent area changes for any reason, Subtenant's Proportionate Share shall be automatically recalculated in accordance with the above equation and using the same measurement techniques and standards originally employed.

      Section 4. "Taxes" shall mean any and all governmental impositions and taxes imposed upon the Building and/or the Property, including any fire service or other charges for municipal services, and all betterment assessments, as well as all ad valorem, license or other taxes imposed upon the Building and/or the Property and/or imposed upon Landlord by reason of its ownership thereof or this Sublease; provided, however, that "Taxes" shall not include (i) federal, state, or local income taxes, (ii) franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes, (iii) penalties or interest for late payment of Taxes, or (iv) the portion of Taxes that is allocable to any capital improvements made after the Commencement Date expect to the extent the improvements benefit all tenants or at least benefit Subtenant. If at any time during the Term the methods of taxation of real estate prevailing on the Commencement Date shall be altered so that in lieu of, in addition to, or as a substitute for, the whole or any part of the Taxes, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition or charge, wholly or partially as capital levy or otherwise, on the rents received therefrom, (y) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Subleased Premises and imposed upon Landlord, or (z) a tax license fee or the like measured by the rents payable from Subtenant to Landlord, then all such taxes, assessments, levies, impositions, or charges, or the part thereof so measured or based, shall be deemed to be included within the term "Taxes" for the purposes hereof. In the event of a betterment assessment, Landlord shall pay in accordance with the longest payment option offered

      Section 5. "Operating Expenses" shall mean any expenses, costs and disbursements invoiced to Landlord by an unaffiliated entity (except as agreed to by Subtenant) in connection with the maintenance, operation and repair of all or any part of the Building, including the Common Area and the parking and other common areas outside the Building on the Property (in connection with which Operating Expenses shall include snow removal and landscaping). Landlord agrees to maintain, operate and repair the Building and Property to a standard consistent with Subtenant's former ownership thereof. "Operating Expenses" shall not include (i) costs incurred due to maintenance, operation and repair of the Building and/or Property to a standard in excess of Subtenant's former ownership thereof, (ii) expenses, costs, and disbursements incurred in connection with Shared Utilities (as defined in Article V, Section 2 below), (iii) Taxes (as defined in Article III, Section 4 above), (iv) leasing commissions, costs,


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disbursements, and other expenses incurred for leasing, renovating, or improving space for Landlord or other tenants, (v) costs incurred by Landlord in discharging its obligations under Article XXV, (vi) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for Landlord or other tenants,
(vii) costs incurred by Landlord for alterations that are considered capital improvements and replacements under generally accepted accounting principles consistently applied, (viii) depreciation and amortization on the Building except as expressly permitted elsewhere in the Sublease, (ix) costs of a capital nature including capital improvements, capital repairs, capital equipment, and capital tools, as determined under generally accepted accounting principles consistently applied, (x) costs incurred because Landlord or another tenant violated the terms of any lease, (xi) interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money, (xii) rentals and other related expenses incurred in leasing air conditioning systems or other equipment ordinarily considered to be of a capital nature, but normal maintenance shall be included, (xiii) items and services for which Subtenant reimburses Landlord or pays third parties or that Landlord provides selectively to one or more tenants of the Building other than Subtenant without reimbursement, (xiv) advertising and promotional expenditures, (xv) repairs or other work needed because of fire, windstorm, or other casualty or cause insured against by Landlord or to the extent Landlord's insurance required under this Sublease would have provided insurance, whichever is the greater coverage, (xvi) nonrecurring costs incurred to remedy structural defects in original construction materials or installations, (xvii) any costs, fines, or penalties incurred because Landlord violated any governmental rule or authority, (xviii) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy Hazardous Material (as defined in Article X, Section 2 below) in, on, or under the Property unless and to the extent that the Hazardous Material was in, on, or under the Property as a result of Subtenant's negligence or wrongful acts, (xix) costs incurred to comply with the Americans with Disabilities Act except to the extent compliance is required because of amendment(s) to such law, which amendment(s) became effective after the Commencement Date, (xx) costs for sculpture, paintings, or other art, and (xxi) other expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance, operation or repair expenses.

      Section 6. Subtenant agrees to make monthly Annual Base Rent installments, Additional Rent payments, Security Payments (as described in Article XXIII,
Section 1 below) and, if applicable, Swap Payment repayments (as described in
Article XXVI, Section 1 below) to Landlord by automatic electronic transfer. If Subtenant does not pay the Annual Base Rent, Additional Rent or any other charges due hereunder within five (5) days of when due, Subtenant shall pay Landlord a late charge equal to five percent (5%) of such payment; and, if such payment shall be made more than ten (10) days after such five (5) day grace period, Subtenant shall in addition pay Landlord interest on such payment at the rate of one percent (1%) per month from the date due until the date paid.

                                   ARTICLE IV

                          USE OF THE SUBLEASED PREMISES


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      Section 1. Subtenant shall use the Subleased Premises solely and exclusively pursuant to the terms of this Sublease for office, research and development, storage, or other activities incidental to and accessory to Subtenant's business, and for no other purposes whatsoever without the written consent of the Landlord.

      Section 2. Subtenant shall comply with all present and future laws, rules, regulations, ordinances, requirements, and orders of public authorities relating to Subtenant's use and occupancy of the Subleased Premises, including, without limitation, building and zoning laws, requirements of Board of Health and requirements of any other federal, state or local agencies having jurisdiction of the Subleased Premises and the Building, including, without limitation, any structural change required to be performed by Subtenant by any of the same. Subtenant shall furthermore comply with all reasonable requirements of Landlord's insurance carrier, and any Board of Fire Underwriters, or similar bodies.

      Section 3. Subtenant shall be entitled to use Subtenant's Proportionate Share of the parking areas on the Property as designated by Landlord.

                                    ARTICLE V

                                    UTILITIES

      Section 1. Subtenant shall pay all charges for utilities used exclusively in the Subleased Premises (i.e., those utilities used in the Subleased Premises that are not "Shared Utilities," as defined in Article V, Section 2 below) whether such charges shall be made by a quasi-public or private utility company or by a governmental authority or subdivision or department thereof. Subtenant shall cause each such utility service to be separately metered to itself in its name and shall be fully responsible for all costs in connection therewith. If Landlord shall pay any of such charges on behalf of Subtenant, Subtenant shall reimburse Landlord upon demand. Landlord shall not be responsible to Subtenant for the failure or interruption of any such utilities unless such failure or interruption is caused by the gross negligence or willful misconduct of Landlord or his agents.

      Section 2. "Shared Utilities" shall mean utilities serving the Building as a whole (e.g., gas, electricity and water) and the maintenance and repair of related common mechanical systems and equipment (e.g., HVAC and electrical systems). Landlord and Subtenant shall share responsibility for the expenses, costs, and disbursements to third parties incurred in connection with Shared Utilities. All Shared Utilities shall remain in Landlord's name and Landlord shall pay the utility suppliers. Subtenant shall reimburse Landlord for its portion of such expenses, costs, and disbursements as set forth in Article V,
Section 3. Landlord shall not be responsible to Subtenant for the failure or interruption of any Shared Utilities unless such failure or interruption is caused by the gross negligence or willful misconduct of Landlord or his agents. Beginning promptly after the Commencement Date, and sooner if feasible, Landlord shall retain and pay an energy consultant to develop a cost reduction strategy for Shared Utilities and a contractor to


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implement the energy consultant's recommended improvements. The parties estimate that the total cost of such work will be approximately $40,000 ("Program
Costs"). In no event shall Program Costs exceed $50,000.

      Section 3. Subtenant's portion of expenses, costs, and disbursements to third parties incurred in connection with Shared Utilities shall be determined as set forth below. If at any time during the Term or the Extension Period, if any, the cost of electricity or gas changes from the cost of such utilities during the Reference Year (as defined below), Landlord and Subtenant agree to make mutually acceptable appropriate changes to Exhibit B to preserve the intended economics of this Article V, Section 3.

      (a)   First Six Months of Term.

            (1) During the first six months of the Term, Subtenant shall make monthly estimated payments to Landlord for Shared Utilities ("Estimated Payments"). Each Estimated Payment shall be equal to Subtenant's costs in the same calendar month as set forth in Exhibit B. Exhibit B shows the amounts incurred by Subtenant and Landlord respectively at their former properties for the period December 1, 2003 through November 30, 2004 (the "Reference Year"). By way of clarification, Subtenant's Estimated Payment for May during the first six months of the Term would be $18,295, which is the corresponding amount for May in the Reference Year.

            (2) Within fifteen (15) days of the end of the first six months of the Term, Landlord shall determine the actual amount spent for Shared Utilities (the "Actual Amount"). The Actual Amount then shall be compared to the total Estimated Payments made by Subtenant during the first six months of the Term plus Landlord's total costs at his former property during the corresponding six calendar months in the Reference Year as shown in Exhibit B (together, the "Reference Amount"). By way of clarification, if the first six months of the Term are May 2005 through October 2005, then the Reference Amount shall be $165,903 (total costs incurred by both Landlord and Subtenant during the months May 2004 through October 2004 at their former properties).

                  (i) If the Actual Amount is less than the Reference Amount, the difference shall be deemed "Savings." Savings shall first be applied to reimburse Landlord for the Program Costs. If a balance remains after such reimbursement, Landlord shall pay Subtenant fifty percent (50%) of such balance.

                  (ii) If the Actual Amount is greater than the Reference Amount, the difference shall be deemed "Excess." In the event of an Excess, Subtenant shall pay Landlord fifty percent (50%) of the Excess.


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      (b)   Second Six Months of Term.

            (1) During the second six months of the Term, Subtenant shall make monthly Estimated Payments to Landlord that are adjusted to reflect the percentage of Savings realized by Subtenant in the first six months of the Term ("Adjusted Estimate Payments"). Each Adjusted Estimated Payment shall be equal to Subtenant's costs in the same calendar month as set forth in Exhibit B reduced by a fraction the numerator of which is the Savings from the first six months of the Term divided by two, and the denominator of which is the total Estimated Payments made by Subtenant during the first six months of the Term.

            (2) Within fifteen (15) days of the end of the second six months of the Term, Landlord shall determine the Actual Amount for such period and compare it to the Reference Amount for such period.

                  (i) If the Actual Amount is less than the Reference Amount, there shall be Savings for the second six months of the Term. Landlord shall be entitled to fifty percent (50%) of such Savings. Landlord shall subtract the following from the other fifty percent (50%) and, if a balance remains, shall pay such balance to Subtenant: (x) any unpaid Program Costs; and (y) the difference between Subtenant's Estimated Payments for the second six months of the Term and the Adjusted Estimated Payments for the same period.

                  (ii) If the Actual Amount is greater than the Reference Amount such that there is an Excess for the second six months of the Term, Subtenant shall pay Landlord fifty percent (50%) of such Excess.

      (c)   Third Six Months of Term.

            Determined using the methodology for the second six months of the Term.

      (d)   Extension Period.

            (1) If there is an Extension Period, Subtenant shall make monthly Estimated Payments to Landlord.

            (2) Within fifteen (15) days of the end of each six months of the Extension Period, Landlord shall determine the actual amount spent for Shared Utilities during the applicable six month period and deduct Landlord's total costs at his former property during the corresponding six calendar months in the Reference Year as shown in Exhibit B (the "Extension Actual Amount"). The Extension Actual Amount then shall be compared to the total Estimated


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                  Payments made by Subtenant during the applicable six month period (the "Extension Reference Amount").

                  (i) If the Extension Actual Amount is less than the Extension Reference Amount such that there are Savings for the applicable six month period, Landlord pay Subtenant one hundred percent (100%) of such Savings.

                  (ii) If the Extension Actual Amount is greater than the Extension Reference Amount such that there is an Excess for the applicable six month period, Subtenant shall pay Landlord one hundred percent (100%) of such Excess.

                                   ARTICLE VI

                                     REPAIRS

      Section l. Subject to the other terms of this Sublease, including Article V, Section 2 and those terms relating to fire or other casualty, Landlord at its expense shall keep the roof, structure, and mechanical systems in or on the Building in good order and repair; provided, however, that Subtenant shall reimburse Landlord for the reasonable cost of such repairs to the extent the repairs are caused by the negligence or misconduct of Subtenant, its employees, contractors, agents and guests, and to the extent that the cost of the repairs are not covered by insurance that Landlord is required to maintain under this Sublease. Notwithstanding anything to the contrary contained in this Sublease, Subtenant shall be responsible, at its sole expense, for keeping any mechanical systems that exclusively serve the Subleased Premises in good order and repair.

      Section 2. Throughout the Term, Subtenant agrees to maintain the Subleased Premises and all additions and improvements made upon them in good order and repair, reasonable wear and tear and damage by fire or other casualty excepted.

                                   ARTICLE VII

                          RULES, REGULATIONS AND SIGNS

      Section 1. Subtenant shall comply with all reasonable rules and regulations from time to time promulgated in writing by Landlord, provided that the same are applicable to all Subtenants and occupants of the Building and do not conflict with any right expressly granted to Subtenant in this Sublease. Without consent from Landlord, Subtenant shall not: (a) keep or permit any outside display or sales, nor place, maintain or permit any signs, placards, lettering, awnings, aerials, flagpoles, decorations or the like or other installations upon the exterior or roof of the Building, except for (i) a sign on or near the front entrance of the Building indicating the location


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of the entrance to the Subleased Premises and (ii) a sign on or near the entrance to the Subleased Premises indicating the same; or (b) make any holes in or outside the Building, except as may be necessary for installation or removal of any approved signs or approved alterations or trade fixtures and equipment (Subtenant hereby agreeing that upon vacating the Subleased Premises it shall repair any and all damage caused by any such installation or removals).

                                  ARTICLE VIII

                            ALTERATIONS BY SUBTENANT

      Section 1. Subtenant shall not make any alterations costing in excess of $50,000 in the Subleased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Prior to the commencement of any construction within the Subleased Premises, Subtenant shall submit plans and specifications to Landlord for its approval. All work performed by Subtenant shall be done in a good and workmanlike manner and in full compliance with all laws and ordinances, and using materials of quality at least equal to those employed in the rest of the Building. Upon completion of the work, Subtenant shall deliver to Landlord sworn statements and lien waivers evidencing that such work has been fully paid for. Subtenant shall indemnify and hold Landlord harmless from all claims, liabilities and expenses (including reasonable attorneys' fees) in connection with such work, including any mechanic liens, and shall cause all such mechanic liens to be discharged, bonded or insured over in a manner satisfactory to Landlord.

                                   ARTICLE IX

                       COVENANTS OF SUBTENANT AND LANDLORD

      Section 1. Subtenant shall throughout the Term hereof maintain the Subleased Premises in safe condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, free from rubbish, dirt, refuse, or garbage; store all trash and garbage in approved receptacles within the Subleased Premises; handle all delivery and receiving of merchandise, supplies and other materials to and from the Subleased Premises through service areas provided for such use, if any; use the Common Area and other common areas in a proper manner and with due regard to the rights of others; notify Landlord promptly after the same shall come to the attention of Subtenant of the need for any repairs or replacements to the Building.

      Section 2. Subtenant shall not during the Term hereof injure, overload or deface the Subleased Premises or the Building, nor permit nor suffer any use of the Subleased Premises, nor make any use of the Building or of the Subleased Premises, that will be improper, offensive, or contrary to law, or liable to invalidate any insurance, whether against risks of loss to persons or property, or otherwise, or which will be injurious to any person or property or which will constitute any waste or nuisance; and Subtenant shall pay any increase or extra premium payable for such insurance resulting from any act done by Subtenant, or any other increase in insurance premiums resulting from non-compliance of its obligations under this Sublease. The statement of the insurer shall be conclusive, as to the cause of such increased or extra premium, unless


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Subtenant shall establish to Landlord's reasonable satisfaction that Subtenant is not responsible for such increased or extra premium.

      Section 3. To a standard consistent with Subtenant's former ownership and occupancy of the Property, Landlord shall during the Term ensure the provision of gas, electricity, water, HVAC service, and other such utilities, and landscaping, plowing, maintenance of the Common Area and other common areas, and similar services to and for the benefit of the Subleased Premises.

                                    ARTICLE X

                              ENVIRONMENTAL MATTERS

      Section 1. Subtenant shall not violate and shall promptly remedy or correct any violations by it of any federal, state or local laws, rules and regulations now or hereafter in effect with respect to Hazardous Material, as defined below, introduced to the Subleased Premises. Subtenant shall not use all or any portion of the Subleased Premises for the generation, storage, treatment, use or disposal of any Hazardous Material except in compliance with all applicable laws. Without limitation, express or implied, upon any other requirements of this Sublease, Subtenant shall pay all such sums and take all such actions as may be required to avoid or discharge the imposition of any lien on the Subleased Premises resulting from Subtenant's violation of Massachusetts General Laws, Chapter 21E, Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any other federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material, and Subtenant shall indemnify and save harmless Landlord and Landlord's mortgagee from any and all reasonable losses, claims, liabilities and expenses, including, without limitation, reasonable attorneys' fees incurred or suffered by Landlord by virtue of Subtenant's violation of the provisions thereof as applied to the Subleased Premises. The provisions of this Article X,
Section 1 shall survive the termination of this Sublease.

      Section 2. For purposes of this Sublease, "Hazardous Material" means and includes any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as may now or at any time in the future be in effect, or any other hazardous, toxic or dangerous waste, substance, or material.

                                   ARTICLE XI

                                LANDLORD'S ENTRY

      Section 1. Landlord shall have the right to enter upon the Subleased Premises at all reasonable business hours upon reasonable notice (and at any time in case of an emergency) for the purpose of inspecting or exhibiting the same, or for the purpose of making repairs to the

Subleased Premises, or for any other purpose or purposes contemplated in this Sublease; provided, however, that none of the same shall be construed to impose upon Landlord any obligation or liability whatsoever for the care, supervision or repair of the Subleased Premises other than as expressly provided in this Sublease; and provided further, that, Landlord must be accompanied by an employee of Subtenant during each such entry (except in the case of an emergency as discussed below), shall abide by all safety and other rules and regulations of Subtenant, and agrees to hold in confidence and not use for any purpose any confidential or proprietary information of Subtenant received or observed during such entry. Landlord shall not, by reason of any inspection, be deemed to have received notice of any condition with respect to which Landlord is obligated to take any action under this Sublease. If Subtenant or its employees shall not be present to permit entry into said Subleased Premises and if at any time, due to emergency, an entry therein shall be necessary, Landlord or its agents may enter the Subleased Premises, forcibly, if necessary, to prevent injury to persons or damage to property without in any way rendering Landlord or its agents liable therefor or without affecting Subtenant's obligations contained in this Sublease. Landlord shall use all reasonable efforts to minimize any material inconvenience to Subtenant in exercising its rights hereunder.

                                   ARTICLE XII

                                 INDEMNIFICATION

      Section 1. To the fullest extent permitted by law, Subtenant agrees to indemnify and save Landlord harmless against any and all bodily and personal injury, loss, claim or damage to any person or property while on the Subleased Premises, and from and against all bodily and personal injury, loss, claim or damage to any person or property anywhere in the Building or on the Property caused by any wrongful act or omission or the negligence of Subtenant or of Subtenant's employees, agents, licensees, invitees or any other person for whom Subtenant is responsible, or caused by a default in the proper performance of Subtenant's obligation under the terms of this Sublease; provided, however, that Subtenant shall have no such indemnification obligations to the extent that any such injury, loss, claim or damage is caused by the wrongful act or omission or the negligence of Landlord, or of Landlord's employees, agents, licensees, invitees or any other person for whom Landlord is responsible, or caused by a default in the proper performance of Landlord's obligation under the terms of this Sublease.

      Section 2. To the fullest extent permitted by law, Landlord agrees to indemnify and save Subtenant harmless against any and all bodily and personal injury, loss, claim or damage to any person or property while on the Subleased Premises, and from and against all bodily and personal injury, loss, claim or damage to any person or property anywhere in the Building or on the Property caused by any wrongful act or omission or the negligence of Landlord or of Landlord's employees, agents, licensees, invitees or any other person for whom Landlord is responsible, or caused by a default in the proper performance of Landlord's obligation under the terms of this Sublease; provided, however, that Landlord shall have no such indemnification obligation to the extent that any such injury, loss, claim or damage is caused by the wrongful act or omission or the negligence of Subtenant, or of Subtenant's employees, agents, licensees, invitees or any other person for whom Subtenant is responsible, or caused by a default in the proper performance of Subtenant's obligation under the terms of this Sublease.

                                  ARTICLE XIII

                                    SURRENDER

      Section 1. At the expiration or prior termination of the Sublease, Subtenant shall surrender the Subleased Premises in good condition, reasonable wear and tear and damage by fire or other casualty excepted.

      Section 2. All personal property and trade fixtures owned by Subtenant that can be removed without substantial physical injury to the Subleased Premises shall remain the property of Subtenant and shall be removed by Subtenant no later than the expiration or termination of the Sublease; provided, however, that if Subtenant is in default under this Article XIII, Section 2 or if any such property shall not be removed by the expiration or termination of this Sublease, such property shall, at the express written election of Landlord, be deemed to have become Landlord's property. Furthermore, in such event, Landlord may dispose of any of Subtenant's property not so removed at Subtenant's risk and expense. Subtenant shall repair any and all damage caused by the removal of Subtenant's personal property and trade fixtures.

                                   ARTICLE XIV

                                    INSURANCE

      Section 1. During the Term, Subtenant shall maintain in full force and effect the following insurance, written by one or more insurance companies licensed to do business in the Commonwealth of Massachusetts having a Best rating of A or better, class VIII or better:

      A. Workmen's compensation insurance covering all employees, and if Subtenant shall contract with any independent contractor for the furnishing of labor, materials or services to Subtenant, Subtenant shall require such independent contractor to maintain workmen's compensation insurance covering all its employees and all the employees of any subcontractors. Subtenant shall also maintain employers liability insurance having limits of not less than $1,000,000.

      B. Property insurance with standard extended coverage in an amount of not less than one hundred percent (100%) of the full sound insurable value of all of Subtenant's property and, if the Subleased Premises shall be sprinkled, sprinkler insurance in an amount of not less than one hundred percent (100%) of the full sound insurable value thereof. Said coverage shall include explosion and boiler insurance if appropriate.

      C. Commercial general liability insurance with limits of $2,000,000 as provided in the comprehensive general liability forms with contractual liability endorsements attached, in companies qualified to do business in the Commonwealth of Massachusetts, insuring against injury to persons and damage to property as herein provided, naming Landlord and Landlord's

Mortgagee as additional insureds thereunder. Such insurance may be carried by Subtenant under a blanket or umbrella coverage.

      D. Comprehensive automobile liability insurance covering all owned, non-owned and hired vehicles, with limits of not less than $1,000,000 combined single limit for personal injury and property damage.

      Section 2. During the Term, Landlord shall maintain in full force and effect the following insurance, written by one or more insurance companies licensed to do business in the Commonwealth of Massachusetts having a Best rating of A or better, class VIII or better:

      A. Landlord shall, throughout the term of this Sublease, keep the Building and all other improvements on the Property insured pursuant to one or more policies of property insurance written on an "all risk" of physical loss or damage basis in such amounts as would be equal to one hundred percent (100%) replacement cost of the Building and all other improvements on the Property, as is necessary to avoid co-insurance.

      B. Commercial general liability insurance with coverage for premises/operations, personal injury, and contractual liability with combined single limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence. This limit can be made through a combination of a primary commercial general liability policy and an umbrella policy or other multi-property "blanket" coverage.

      Section 3. Each policy of insurance placed by Subtenant under this Sublease shall provide that such policy may not be canceled without at least thirty (30) days prior written notice to Landlord and Landlord's Mortgagee. Each policy of insurance placed by Landlord under this Sublease shall provide that such policy may not be canceled without at least thirty (30) days prior written notice to Subtenant. Each party shall furnish such policy or a certificate by the insurer as to the existence thereof to the other party at least thirty (30) days prior to the Commencement Date and thereafter at least fifteen (15) days prior to the expiration thereof or of any modification or renewal of such policy. Each of said policies shall be written on an annual basis with premiums to be prepaid yearly, and evidence of such payment shall be given to the other party not less than fifteen (15) days prior to the expiration of such policy.

      Section 4. Each of Landlord and Subtenant hereby reSubleases the other (and each person and legal entity claiming through each of them) from any and all liability or responsibility to the other (and each person and legal entity claiming through the other) by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage casualties, or by sprinkler leakage, even if such fire or other casualty or such leakage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. This mutual waiver precludes the assignment of any such claim by subrogation to an insurance company (or any other person), and Landlord and Subtenant each agree to give written notice of this waiver to each insurance company that has issued or shall issue any property insurance policy to it, and to have the policy properly endorsed with provisions that either designate the other party as one of the insureds or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party, as set forth herein, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the Commonwealth of Massachusetts (even though extra premium may result therefrom). Each party shall be entitled to have certificates of insurance with respect to such policies containing such provisions. In addition, and without limiting the foregoing, each of Landlord and Subtenant waives any and every such claim against the other that would have been covered had the insurance policies required to be maintained by such person by this Sublease been in force, to the extent that such loss or damage would have been recoverable under such policies, whether or not the same have been maintained.


                                   ARTICLE XV

                    DAMAGE OR DESTRUCTION BY FIRE OR CASUALTY

      Section 1. If so much of the Building shall be damaged or destroyed so that the remainder of the Building becomes uneconomic for Landlord's use in the good faith judgment of Landlord or if the time to repair the Building would exceed one hundred eighty (180) days, Landlord may terminate this Sublease by giving notice to Subtenant within thirty (30) days of such event.

      Section 2. If this Sublease shall not be so terminated, Landlord, within a reasonable time, having in mind delays resulting from the settlement of any insurance loss, preparation of plans and obtaining permits, shall commence to restore the Subleased Premises. Landlord shall proceed reasonably diligently with such restoration. Landlord shall not be obligated to expend more than Landlord shall receive as insurance proceeds or otherwise on account of such damage or destruction, before taking into account deductions for deductibles or co-insurance. If Landlord fails to proceed with reasonable diligence or fails to complete restoration within ninety (90) days of its estimated completion date, Subtenant may, as its sole and exclusive remedy, terminate this Sublease by written notice to Landlord.

      Section 3. If the Subleased Premises shall be damaged and if this Sublease shall not be terminated as herein provided, then the Annual Base Rent and Subtenant's Proportionate Share for all purposes shall be reduced for the portion of the Subleased Premises that cannot be used as a result of such damage until the Subleased Premises shall have been restored to its former condition.

                                   ARTICLE XVI

                                 EMINENT DOMAIN

      Section 1. If after the Commencement Date the whole or substantially all of the Subleased Premises shall be taken under the power of eminent domain or by purchase in lieu thereof by any public, quasi-public or private authority, or condemned as unlawful, or suffer any damage that shall entitle Landlord to make a claim for injury to the Building arising to the level of a taking, direct or consequential, all herein referred to as "Taking," then this Sublease shall, at the election of Landlord by written notice to Subtenant, be terminated.

      Section 2. If after the Commencement Date:

      (i) the aggregate of all reductions of the floor area of the Subleased Premises shall equal or exceed twenty (20%) or more of the original floor area of the Subleased Premises; or

      (ii) the Building shall be permanently deprived of access by motor vehicle to and from a public street or private way,

then, in either such case, Subtenant shall have the right at its election to terminate this Sublease by giving Landlord notice of its election within thirty
(30) days after such event; provided, however, in the case of (ii) that if Landlord shall have undertaken to provide substitute access and Landlord shall have completed the same within thirty (30) days, Subtenant's notice of termination shall be void.

      Section 3. All damages awarded for any Taking, whether for the whole or a part of the Subleased Premises, or the Building or otherwise, shall belong to and be the sole property of the Landlord whether such damages shall be awarded as compensation for diminishing the value of the Subleasehold, fee or otherwise, and Subtenant does hereby assign to Landlord all of its right, title, and interest thereto; provided, however, that Subtenant shall be entitled to receive and retain any amounts which may be specifically awarded to it by reason of the loss of its furniture or trade fixtures or for moving expenses. Subtenant agrees to execute and deliver any document necessary or desirable to confirm Landlord's rights under this Article XVI, Section 3.

      Section 4. If this Sublease shall not be terminated as provided in Article XVI, Section 1, Landlord shall, within a reasonable period of time after such damage, commence to restore the damage or destruction to the Subleased Premises. Landlord shall proceed with reasonable diligence to the completion of such restoration so that they shall have been restored as nearly as possible to the condition they were in prior to such damage. If Landlord fails to proceed with reasonable diligence or fails to complete restoration within ninety (90) days of its estimated completion date, Subtenant may, as its sole and exclusive remedy, terminate this Sublease by written notice to Landlord. If the net award after all costs and expenses incurred by Landlord in the collection thereof shall not be sufficient to restore the Building, Landlord may terminate this Sublease by written notice to that effect to the Subtenant.

      Section 5. During the period of restoration, the Annual Base Rent reserved hereunder shall be suspended or abated according to the proportion of the floor area of the Subleased Premises rendered unusable and Subtenant's Proportionate Share for all purposes shall be adjusted in accordance with Article III, Section
3. There shall be no abatement or suspension of Rent hereunder if there shall be no actual physical damage to the Subleased Premises, nor, in any case shall there be an abatement of Subtenant's obligation to pay other charges due under this

Sublease. If Subtenant shall be permanently deprived of any portion of the floor area of the Subleased Premises, the Annual Base Rent shall be proportionally abated for the balance of the Term (including the Extension Period, if applicable) to reflect the then size of the Subleased Premises and the Building and Subtenant's Proportionate Share for all purposes shall be adjusted in accordance with Article III, Section 3.

                                  ARTICLE XVII

                                SUBTENANT DEFAULT

      Section 1. Subtenant shall be deemed in default hereunder if, after receipt from Landlord of the required notice and the expiration of the applicable cure period (each as described more fully below), (a) Subtenant shall neglect or fail to make any payment of Annual Base Rent, Additional Rent or other payments to be made by it hereunder or shall neglect or fail to perform or observe any of the other material covenants and agreements contained in this Sublease and on its part to be performed or observed, (b) the estate created hereby shall be taken upon execution, attachment, or any other process of law and such process shall not be rendered inoperative within twenty (20) days thereafter, (c) Subtenant shall be adjudged a bankrupt or insolvent, or if any receiver or trustee of all or any part of the business or property of Subtenant, wherever located, shall be appointed and shall not be discharged within ninety
(90) days after appointment, (d) Subtenant shall make any general assignment of its property for the benefit of creditors, or if Subtenant shall file a voluntary petition in bankruptcy or insolvency or shall apply for reorganization or arrangement with its creditors under the bankruptcy or insolvency laws now in force or hereinafter enacted, federal, state or otherwise, or if any such petition shall be filed against Subtenant and shall not be discharged within ninety (90) days after the filing, provided that the rent and all other monetary obligations of Subtenant shall be paid, or (e) Subtenant shall seek a composition with its creditors by trust mortgage or otherwise. Anything herein contained to the contrary notwithstanding, Subtenant shall not be in default until it receives written notice from Landlord of one or more of (a) through (e) above, as applicable, and is given the opportunity to cure the same, as follows. If such potential default shall relate to the payment of money, Subtenant shall have five (5) days to make payment. If such potential default shall be other than the payment of money, Subtenant shall have thirty (30) days to cure, provided that if the potential default complained of is of such character that it reasonably requires more than thirty (30) days to cure the same, Subtenant shall have a reasonable period of time, not to exceed sixty (60) days, subsequent to such thirty (30) day period, provided that Subtenant shall commence to cure such potential default within such thirty (30) day period and proceed diligently until completion of such cure. Landlord shall not exercise any remedy hereunder if Subtenant shall complete the cure of any potential default within the time periods allowed above.

      Section 2. If Subtenant shall be in default under this Sublease as specified in Article XVII, Section 1 above, then in any such case Landlord may terminate this Sublease upon notice to Subtenant, and this Sublease shall come to an end on the date of such notice (or such other date specified for termination therein) as fully and completely as if such date were the date herein originally fixed for the expiration of the Term, and Subtenant will then quit and surrender the Subleased Premises to Landlord, but Subtenant shall remain liable as hereinafter provided. If

Subtenant is in default hereunder, Landlord also shall have the right when it delivers notice of termination or at any time thereafter, to enter upon the Subleased Premises or any part thereof in the name of the whole and repossess the same as of its former estate and expel Subtenant and those claiming by, through or under it, and remove their goods and effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or other payments or preceding breach of covenant.

      Section 3. In the event of termination under Article XVII, Section 2, Subtenant shall pay to Landlord, as liquidated current damages, the Annual Base Rent, Additional Rent and other sums that would be payable hereunder for the remainder of the Term, or the Extension Period if the option under Article II,
Section 2 was already exercised, if such termination had not occurred, less the net proceeds, if any, of any reletting of the Subleased Premises, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, and advertising for such reletting. Subtenant shall pay the liquidated current damages to Landlord monthly on the days when the Annual Base Rent would have been payable hereunder if this Sublease had not been terminated. Landlord shall apply the Security Payments provided for in Article XVII, Section 2 to the liquidated current damages.

      Section 4. If Subtenant shall be in default hereunder, Landlord may, at its option, without waiving any claim for breach of agreement, at any time thereafter cure such default for the account of Subtenant, and Subtenant shall reimburse Landlord for any amount paid and any expense or contractual liability so incurred, including reasonable attorneys' fees. Landlord may cure the default of Subtenant prior to the expiration of the cure period, but only after notice, which notice need not be in writing if confirmed forthwith by notice in writing to the Subtenant if it is necessary to protect the real estate or the interest of Landlord therein or to prevent injury or damage to persons or property. Any amount payable by Subtenant to Landlord pursuant to the provisions of this
Article XVII, Section 4 shall be paid as part of and at the time for payment of the next installment of Annual Base Rent thereafter coming due.

                                  ARTICLE XVIII

                               LANDLORD'S DEFAULT

Section 1. Landlord's failure to perform or observe any of its Sublease obligations after a period of thirty (30) business days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from Subtenant, or such lesser time as expressly provided elsewhere in this Sublease, is a default. The notice shall give in reasonable detail the nature and extent of the failure and identify the Sublease provision(s) containing the obligation(s). If Landlord commits a default, Subtenant may pursue any remedies given in this Sublease or under the law, provided, however, that in no event (unless otherwise specified herein) shall Subtenant have a right to offset Annual Base Rent or Additional Rent as a result of an alleged default hereunder.

                                   ARTICLE XIX

                            ASSIGNMENT AND SUBLETTING

      Section 1. Except as herein expressly set forth, Subtenant shall not assign this Sublease nor any estate of interest therein, nor sublet or license the whole or any part of the Subleased Premises, all of which are herein referred to as a "Transfer," without the prior written consent of Landlord, not to be unreasonably withheld or delayed. Subtenant may Transfer its interest to any parent corporation or wholly-owned subsidiary corporation or wholly-owned subsidiary of any parent corporation without such consent, provided that in each case Subtenant shall give notice of such Transfer to Landlord. Each such assignee shall assume the obligations of the Subtenant hereunder. Subtenant shall remain liable to Landlord during the Term (including the Extension Period, if applicable) for the payment of rent and the performance of all obligations of Subtenant hereunder. Consent by Landlord to one or more Transfers shall not operate to exhaust Landlord's right to refuse consent to any future Transfer. Subtenant shall notify Landlord promptly of any proposed Transfer.

                                   ARTICLE XX

                            OVERSUBLEASES, MORTGAGES

      Section 1. At the election of Landlord, or any future mortgagee, or any person who is or shall become the owner of the fee of the Building and who has or shall Sublease the same to Landlord, herein "Overlessor," which election may be changed from time to time, this Sublease and the Subtenant's rights hereunder shall be subject and subordinate to such mortgage or OverSublease; provided that such mortgagee or Overlessor shall first enter into a written instrument in recordable form and otherwise in form reasonably satisfactory to Subtenant, which provides that so long as no default, after the giving of any required notice and expiration of all grace or cure periods, is continuing hereunder: (i) this Sublease will not be affected and will continue as a direct Sublease between Subtenant and any such mortgagee or Overlessor and their assignees, nominees or successors (including, but not limited to, purchasers at a foreclosure sale) taking title to the Building or the Property or otherwise succeeding to the interest of Landlord hereunder, (ii) such mortgagee or Overlessor shall be prospectively bound to Subtenant under the terms of this Sublease (including Subtenant's right to extend the Term hereof), (iii) Subtenant's possession hereunder will not be disturbed by any default in, termination, foreclosure of, exercise of any remedy under such mortgage or OverSublease and/or any conveyance in lieu of the exercise thereof, as the case may be and (iv) Subtenant shall attorn to such mortgagee or Overlessor hereunder upon such mortgagee or Overlessor or their assignees, nominees or successors (including, but not limited to, purchasers at a foreclosure sale) taking title to the Building or the Property or otherwise succeeding to the interest of Landlord hereunder. Subtenant shall, upon request of Landlord, such mortgagee, or Overlessor, execute any documents which may be necessary to evidence or confirm such subordination.

      Section 2. Subtenant shall, upon receipt of written notice from any such mortgagee, Overlessor, or other person to whom Landlord may from time to time assign the rents or other payments due hereunder, make payment of such rents or other payment to such person and shall be fully protected in making such payment. Landlord shall advise Subtenant in writing if Landlord shall hereafter grant a mortgage or OverSublease or otherwise assign the rents hereunder.

                                   ARTICLE XXI

                                     BROKER

      Section 1. Landlord and Subtenant warrant and represent to each other that neither has dealt with any broker or agent in connection with this Sublease except Meredith & Grew Incorporated and Richards Barry Joyce & Partners, and that no other broker or agent has been instrumental in this transaction. Both parties agree to indemnify the other against any claim, loss, damage, cost or liability for any brokerage commission or fee which may be asserted against either party in connection with this Sublease by any other broker with whom either party has dealt.

                                  ARTICLE XXII

                                     NOTICES

      Section 1. Except as specifically otherwise provided in this Sublease, all notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid, or by expedited overnight courier utilizing receipt, or by facsimile confirmed in one of the foregoing methods, and any such notice shall be deemed to have been given when so mailed. If intended for Landlord, the same shall be mailed to Landlord at:

                        Dr. Frank Pompei
                        C/o Exergen Corporation
                        51 Water Street Watertown.
                        MA 02472

with a copy contemporaneously sent to:

                        Walter H. McLaughlin, Jr., Esq.
                        Gilman, McLaughlin & Hanrahan LLP
                        101 Merrimac Street
                        P.O. Box 9601
                        Boston, Massachusetts 02114-9601
with copies to such other parties as Landlord shall designate, and if intended for Subtenant, the same shall be mailed to Subtenant at:

                        Control Delivery Systems, Inc.
                        400 Pleasant Street
                        Watertown, Massachusetts 02472
                        Attention: Cristin L. Rothfuss, Corporate Counsel

with a copy contemporaneously sent to:

                        Mary Weber, Esq.
                        Ropes & Gray, LLP
                        One International Place
                        Boston, MA 02110-2624

      All notices shall be effective upon receipt or the third business day after deposit with the United States Post Office, postage paid.

                                  ARTICLE XXIII

                                SECURITY DEPOSIT

      Section 1. As security for its full and faithful performance of this Sublease during the original Term, Subtenant shall make the following payments (each a "Security Payment"): for each of the first six (6) months of the Term, Subtenant shall make an $18,000 Security Payment to Landlord and commencing on the seventh month of the Term and continuing until the total Annual Base Rent for the original Term is paid in full, Subtenant shall make a $20,000 Security Payment to Landlord each month. Each Security Payment shall be paid in conjunction with and be in addition to Subtenant's monthly installment of Annual Base Rent and Additional Rent. The first such Security Payment shall be applied against the monthly installment of Annual Base Rent due for the eighteenth
(18th) month of the Term. The second such Security Payment shall be applied against the balance for the monthly installment of Annual Base Rent due for the eighteenth (18th) month of the Term, and the remainder shall be applied against the monthly installment of Annual Base Rent due for the seventeenth (17th) month of the Term. Other Security Payments shall be applied in the same manner (i.e., against the latest unpaid Annual Base Rent installment). Subtenant shall continue to make such payments and such payments shall continue to be applied in this manner until the total Annual Base Rent for the original Term is paid in full.

      Section 2. In the event that this Sublease is terminated prior to the end of the original Term, and so long as Subtenant is not in default under any of the terms, provisions or conditions of this Sublease on the termination date, Landlord shall refund to Subtenant any amounts paid by Subtenant in excess of the Annual Base Rent due for the actual term length by virtue of the Security Payment mechanism described in Article XXIII, Section 1.

                                  ARTICLE XXIV

                                  MISCELLANEOUS

      Section 1. In any case where either party hereto is required to do any act, other than the making of any payment of rent or other monetary sum due Landlord hereunder, the time for performance thereof shall be extended for a period equal to any delay caused by or resulting from any act of God, war, civil commotion, fire casualty, labor difficulties, shortages of labor, materials or equipment, governmental regulations or other causes beyond such party's reasonable control, whether such time be designated by a fixed date, a fixed time, or a "reasonable time." In no event shall the parties inability to pay a monetary sum be affected by this clause.

      Section 2. Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by either party at any time shall be effective unless in writing and signed by the party adversely affected by the breach with respect to which waiver is asserted to have been made. No waiver of any breach of any provision of this Sublease shall be deemed a waiver of a breach of any other provision of this Sublease or a consent to any subsequent breach of the same or any other provision. If any action by either party shall require the consent or approval of the other party, the other party's consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent or approval of any other action on the same or any subsequent occasion. Each and every right and remedy which either party may have under this Sublease or by operation of law, either at law or in equity, with respect to any breach, shall be distinct and separate from every other such right and remedy; all such rights and remedies shall be cumulative, and none of them shall be deemed inconsistent with any other, no such right or remedy whether or not exercised, shall be deemed to be in exclusion of any other, and any two or more or all of such rights and remedies may be exercised at the same time or successively, except where in this Sublease otherwise expressly provided.

      Section 3. If any term or provision of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provisions to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

      Section 4. Except as herein otherwise provided, the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and assigns respectively of Landlord and Subtenant. This Article XXIV, Section 4 shall not be deemed to be any consent by Landlord to an assignment hereof by Subtenant.

      Section 5. The headings used for the various Articles of this Sublease are used only as a matter of convenience for reference, and are not to be construed as part of this Sublease or to be used in determining the intent of the parties to this Sublease.

      Section 6. This instrument constitutes the entire and only agreement between the parties and no oral statements or representations or prior written matters not contained in this Sublease shall have any force and effect. Except as expressly provided in this Sublease, none of the exhibits herein referred to or attached hereto shall in any way constitute any representation or warranty in respect to the Building, the Subleased Premises, location of construction and location of Buildings and improvements, occupancy by other Subtenants, continuation of occupancy by other Subtenants, use by other Subtenants, nor limitation on the construction of additional Buildings or additions to Building by Landlord whether on the roof, if any, of the Subleased Premises, or elsewhere. No subsequent amendments, changes, or additions to this Sublease shall be binding upon Landlord or Subtenant unless reduced to writing and duly executed by Landlord and Subtenant. Any pronoun shall be read in the singular or plural in such gender as the context may require or permit.

      Section 7. Subtenant shall from time to time, upon request of Landlord, furnish to Landlord or to any designee of Landlord, certifications as to the status of this Sublease, the existence or non-existence of default on the part of Landlord, or any state of fact or facts requested to be certified to by Subtenant with reference to this Sublease.

      Section 8. Except as otherwise expressly set forth herein, this Sublease is a net Sublease, and shall be interpreted to the end that the Annual Base Rent and Additional Rent shall be payable to Landlord without offset or deduction in any and all events, except as herein expressly set forth. Landlord shall have no obligation hereunder except as expressly set forth in this Sublease.

      Section 9. So long as Subtenant shall not be in default, Subtenant may peaceably and quietly occupy and enjoy the Subleased Premises and the use thereof, without molestation of any person or any claims by, through or under Landlord.

      Section 10. This Sublease may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to be one and the same instrument.

      Section 11. The liability of Landlord hereunder shall be limited solely to the equity of Landlord in the Building and any sales or insurance proceeds realized therefrom, and in no case shall Landlord or any partner or agent of Landlord ever be personally liable beyond the extent of his or their equity in the Building or such proceeds for the obligations of Landlord, except that any of the same may be named in order to obtain jurisdiction of Landlord in any litigation. Each Landlord hereunder shall be liable for the obligations of Landlord only during such time as such person shall be Landlord and with respect only to items occurring during such period of ownership.

      Section 12. The terms of this Sublease shall be not be disclosed by either party to any third party; provided, however, that each party may disclose such terms to its financial advisors and potential investors or in connection with a potential merger or acquisition, in each case under the auspices of a confidentiality agreement.

                                   ARTICLE XXV

                                   WORK LETTER

      Section 1. Subtenant enters into this Sublease subject to Landlord's agreement to complete certain demising work and improvements no later than sixty
(60) days after the Closing Date. In particular, Landlord agrees to complete all work specified in Exhibit C. Landlord shall be responsible for all costs associated with upgrading the bathrooms, as specified in Exhibit B. In addition, Landlord shall be responsible for the first $25,000 of completing all other work specified in Exhibit B and any Additional Work, as defined below. Landlord and Subtenant shall each be responsible for fifty percent (50%) of the balance for completing all other work specified in Exhibit B and any Additional Work.

      Section 2. Until the work associated with upgrading the bathrooms is completed, Subtenant's employees and guests shall be entitled to use the bathrooms in Landlord's portion of the Building. Landlord shall use all reasonable efforts to minimize disruption to Subtenant's business during performance of the work.

      Section 3. If, no later than six (6) months after the Commencement Date, a local, state or federal governmental body having appropriate authority orders Landlord to perform demising work beyond that specified in Exhibit B ("Additional Work"), Landlord shall complete the same. Landlord and Subtenant shall be responsible for the cost of the Additional Work as set forth above. In the event that Subtenant is responsible for any part of the cost of the Additional Work, Landlord agrees to pay Subtenant's fifty percent (50%) share and Subtenant agrees to increase each monthly payment of Annual Base Rent during the remainder of the Term by an amount equal to such fifty percent (50%) share divided by the remaining number of Annual Base Rent payments.

      EXECUTED as a Sealed Instrument on the day, month and year first above written.


SUBTENANT:                              LANDLORD:

CONTROL DELIVERY SYSTEMS, INC.          EXERGEN CORPORATION


By: /s/ Michael J. Soja                 By: /s/ Francesco Pompei
   ----------------------------------      -------------------------------------
   Name:   Michael J. Soja                 Francesco Pompei, President
   Office: VP and CFO                      Hereunto duly authorized
   Hereunto duly authorized

Overlandlord hereby consents to this Sublease.

FHP, LLC

By: /s/ Francesco Pompei
   ------------------------------------
   Francesco Pompei, Manager

                                    EXHIBIT A

                                   FLOOR PLAN

                                    EXHIBIT B

                                 REFERENCE YEAR

AMOUNTS INCURRED BY LANDLORD AT HIS FORMER PROPERTY

           Water/sewer    Maint. Contracts   Electric       Gas         TOTAL
           ---------------------------------------------------------------------
Dec-03     $     --                          $  3,275    $     962    $   4,237
Jan-04           --                             3,622        1,345        4,968
Feb-04           --                             2,655        1,102        3,756
Mar-04           --                             3,513        1,054        4,566
Apr-04           --                             3,513          418        3,931
May-04           --                             3,776           94        3,870
Jun-04           --                             6,796           93        6,889
Jul-04           --                             5,737           99        5,836
Aug-04           --                             6,924           94        7,018
Sep-04           --                             6,394           90        6,484
Oct-04           --                             6,394          366        6,761
Nov-04           --                             4,342          366        4,708
           ---------------------------------------------------------------------
Total      $     --          $      --       $ 56,941    $   6,084    $  63,025
           ---------------------------------------------------------------------

AMOUNTS INCURRED BY SUBTENANT AT ITS FORMER PROPERTY

           Water/sewer  Maint. Contracts    Electric         Gas          TOTAL
           ---------------------------------------------------------------------
Dec-03      $    175        $  1,333        $ 11,139      $  6,931      $ 19,578
Jan-04           175           1,333          11,239         6,562        19,309
Feb-04           175           1,334          10,233         7,367        19,110
Mar-04           175           1,333           9,922         7,402        18,832
Apr-04           175           1,333          10,322         5,820        17,650
May-04           175           1,334          11,182         5,604        18,295
Jun-04           175           1,333          15,149         4,683        21,340
Jul-04           175           1,333          17,082         4,730        23,321
Aug-04           175           1,334          17,053         4,220        22,782
Sep-04           175           1,333          13,376         4,747        19,631
Oct-04           175           1,333          17,623         4,545        23,676
Nov-04           175           1,334           9,264         5,107        15,880
           ---------------------------------------------------------------------
Total       $  2,100        $ 16,000        $153,585      $ 67,717      $239,402
           ---------------------------------------------------------------------

                                    EXHIBIT C

                                    WORK PLAN

1.
       Bottom of Ramp in entrance front of building, straighten
       approx. 20' of wall 10'h removing existing double swing
       door and reinstall in another location. Wall single
       thickness 5/8" sheet rock T.J.P.                               $   4,000

2.
       Back section of building straighten wall approx. 17'L x
       10'H. Removing existing doors and not reinstall with
       single 5/8 sheet rock T.J.P.                                   $   2,800

3.
       Building divider wall 34-6" x 10'h with two framed doors
       and hardware, to form a corridor to bath rooms. Includes
       drop ceiling, lighting, VT flooring. T.J.P with base cover.
       (Does not include sprinkler system)                            $   8,200

4.
       In same area cut open in existing wall to gain access to
       area, and baths. Includes, framing 36"x84" opening for
       frame and door with all hardware.                              $   1,400
5.
       Build diagonal wall at bottom of ramp with frame 36" crash bar door to match existing doors wall approx. 9'Lx10'H
       single 5/8 sheet rock both sides T.J.P.                        $   3,200
7.
       Install drop ceiling in space 34.5'x16' + 12"x16" adjacent to divider wall to baths includes; installing track for
       drop ceiling 2"x4" all ceiling tile and six 2'x4' light
       panels and switching.  Excluding flooring.                     $   4,200

8.     Frame and install sheet rock T.J.P. 6'x8' opening to divide
       office space in front of building                              $   1,000

9.     Ramp outside extend to 18'L. Build with pressure treated
       lumber and pipe rail.                                          $   2,800
                                                                      ---------
                                SUBTOTAL                              $  27,600

                   Contractor mark-up20%                              $   5,520
                                                                      ---------
                                TOTAL                                 $  33,120
                                                                      ---------